Exhibit 77(q)(1)(e)(2)


                   SECOND AMENDMENT TO SUB-ADVISORY AGREEMENT

                          ING VARIABLE INSURANCE TRUST

      This Second Amendment, effective as of September 1, 2003, amends the Sub-Advisory Agreement (the "Agreement") dated the 25th day of February, 2003, as amended, between ING Investments, LLC, an Arizona limited liability company (the "Manager") and Aeltus Investment Management, Inc., a Connecticut corporation (the "Sub-Adviser") with regards to ING GET U.S. Core Portfolio - Series 1, ING GET U.S. Core Portfolio - Series 2, ING GET U.S. Core Portfolio - Series 3, ING GET U.S. Core Portfolio - Series 4, ING GET U.S. Core Portfolio - Series 5, ING GET U.S. Core Portfolio - Series 6, ING GET U.S. Opportunity Portfolio - Series 1, ING GET U.S. Opportunity Portfolio - Series 2 and ING VP Worldwide Growth Portfolio, each a Series of ING Variable Insurance Trust.

                                   WITNESSETH

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 1, 2003.

      NOW, THEREFORE, the parties agree as follows:

      1. The following Section 10 is hereby inserted between existing Section 9 and Section 10:

            10. Non-Exclusivity. The services of the Sub-Adviser to the Series and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Sub-Adviser may not consult with any other sub-adviser of the Trust concerning transactions in securities or other assets far any Investment portfolio of the Trust, including the Series, except that such consultations are permitted between the current and successor sub-advisers of the Series in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

      2. Each Section number and applicable references to each Section following the inserted Section 10 above, will increase numerically by one (i.e., Section 13 will be Section 14, etc.).

      3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

      4. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                       ING INVESTMENTS, LLC


                                       By: /s/ Michael J. Roland
                                           -------------------------------------
                                           Michael J. Roland
                                           Executive Vice President

                                       AELTUS INVESTMENT MANAGEMENT, INC.


                                       By: /s/ Michael Gioffre
                                           -------------------------------------
                                           Name:  Michael Gioffre
                                           Title: Senior Vice President


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